EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES RECORD SECOND QUARTER RESULTS
Net Income Increases 21 Percent

TACOMA, WA, July 19, 2006—Labor Ready, Inc. (NYSE: LRW) reported revenue for the second quarter ended June 30, 2006 increased 15.1 percent to $339.8 million compared to revenue of $295.2 million for the second quarter of 2005.  Net income for the quarter increased 21 percent to $18.6 million or $0.35 per diluted share, as compared to $15.4 million or $0.30 per diluted share for the second quarter of 2005.

“Revenue was in line with our expectations for the second quarter,” said Labor Ready President and CEO Steve Cooper.  “We executed our strategies of improving same branch revenue growth while controlling operating expenses which resulted in net income growth of 25 percent, excluding incremental stock-based compensation expense, on same branch revenue growth of 8 percent.”

CLP Resources, a leading skilled construction trades staffing firm acquired by Labor Ready in May 2005, provided 7.3 percentage points of Labor Ready’s 15.1 percent revenue growth for the quarter.

Referring to the completion of one year of combined results with CLP Resources, Cooper said, “The operating results for the first year were in line with expectations and we remain excited about the growth opportunities available for CLP Resources.”

Gross profit as a percentage of revenue improved 80 basis points compared to the same quarter a year ago as a result of lower workers’ compensation costs.  “Our increased focus in safety and risk management programs over the past few years continues to result in lower injury rates and ultimately lower costs,” said Cooper.

“As expected, selling, general and administration costs for the quarter increased by 1.0 percent of revenue compared to the same quarter a year ago,” said Cooper.  “This increase was primarily the result of  incremental stock-based compensation expenses related to the implementation of FAS 123R and the impact to the company of adding CLP Resources’ higher cost structure.”

The company opened a total of 17 new branches and closed two branches during the quarter and plans to open six additional branches during the second half of fiscal year 2006.  The company currently operates 923 branches.

During the quarter the company also completed the planned repurchase of 2.16 million shares previously approved by its Board of Directors.

For the third quarter of 2006, Labor Ready estimates revenue in the range of $380 million to $385 million and net income per diluted share between $.45 and $.48.  For the year, the company estimates revenue in the range of $1.37 billion to $1.38 billion.  Net income per diluted share for the year is expected to be between $1.33 and $1.38, unchanged from previous estimates.  These estimates include incremental stock-based compensation expense of $0.07 per diluted share for fiscal year 2006.

According to Cooper, “We remain confident with our business model and optimistic about the demand for both skilled and unskilled labor.  Although there is some uncertainty in the economy, we believe our diverse customer and industry mix will allow us to continue to show year-over-year revenue growth.   Our focus remains growing our existing branch revenue, leveraging our fixed cost structure, and increasing profits.”

Management will discuss second quarter 2006 results on a conference call at 8 a.m. (PT) Thursday, July 20, 2006.  The conference call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; and 10) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled trades, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 900 branch locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO
253-680-8214

Stacey Burke, Director of Corporate Communications
253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2006	2005	2006	2005

Revenue from services	$339,777	$295,208	$636,844	$538,424
Cost of services	230,326	202,535	434,476	369,613
Gross profit	109,451	92,673	202,368	168,811
Selling, general and administrative expenses	79,509	66,253	153,733	125,667
Depreciation and amortization	2,672	2,189	5,468	4,395
Income from operations	27,270	24,231	43,167	38,749
Interest and other income, net	3,001	711	5,747	1,186
Income before tax expense	30,271	24,942	48,914	39,935
Income tax	11,655	9,498	18,832	15,135
Net income	$18,616	$15,444	$30,082	$24,800

Net income per common share:
Basic	$0.35	$0.35	$0.56	$0.57
Diluted	$0.35	$0.30	$0.56	$0.49

Weighted average shares outstanding:
Basic	53,277	44,611	53,478	43,557
Diluted	53,775	53,535	54,039	53,254

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	June 30,	December 30,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$60,337	$82,155
Marketable securities	94,864	93,510
Accounts receivable, net	127,985	121,959
Other current assets	21,877	21,039
Total current assets	305,063	318,663
Property and equipment, net	29,005	26,615
Other assets	235,046	226,798
Total assets	$569,114	$572,076

Liabilities and shareholders’ equity
Current liabilities	$98,324	$100,014
Long-term liabilities	132,683	123,464
Total liabilities	231,007	223,478
Shareholders’ equity	338,107	348,598
Total liabilities and shareholders’ equity	$569,114	$572,076

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Twenty-six Weeks Ended
	June 30,	July 1,
	2006	2005
Cash Flows from Operating activities:
Net income	$30,082	$24,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,468	4,749
Provision for doubtful accounts	2,999	3,180
Deferred income taxes	(13,262)	(5,604)
Stock-based compensation	3,891	540
Excess tax benefits from stock-based compensation	(3,505)	—
Tax benefit on stock options	—	3,248
Other operating activities	414	42
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	(9,025)	(17,627)
Income tax	11,119	5,839
Other assets	1,225	173
Accounts payable	(6,128)	2,965
Accrued wages and benefits	495	3,490
Workers’ compensation claims reserve	10,460	7,154
Other current liabilities	(38)	(151)
Net cash provided by operating activities	34,195	32,798

Cash Flows from Investing activities:
Capital expenditures	(6,808)	(2,744)
Purchases of marketable securities	(36,255)	(50,888)
Maturities of marketable securities	34,916	52,822
Increase in restricted cash and other assets	(2,087)	(10,705)
Purchase of CLP Holdings Corp., net of cash acquired	—	(45,892)
Other	(167)	36
Net cash used in investing activities	(10,401)	(57,371)

Cash Flows from Financing activities:
Purchase and retirement of common stock	(51,833)	—
Net proceeds from sale of stock through options and employee benefit plans	2,869	6,608
Excess tax benefits from stock-based compensation	3,505	—
Payments on debt	(829)	(1,141)
Net cash (used in) provided by financing activities	(46,288)	5,467

Effect of exchange rates on cash	676	(765)

Net change in cash and cash equivalents	(21,818)	(19,871)

Cash and cash equivalents, beginning of period	82,155	87,555
Cash and cash equivalents, end of period	$60,337	$67,684